Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

 Akari Therapeutics, Plc.

London, United Kingdom

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated July 18, 2018, relating to the consolidated financial statements of Akari Therapeutics, Plc., which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
New York, New York
February 14, 2019